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                                                                    EXHIBIT 3(d)


                               CERTIFICATE OF AMENDMENT
                                          OF
                        RESTATED CERTIFICATE OF INCORPORATION
                                          OF
                           GATEWAY GATHERING SYSTEMS, INC.

    Gateway Gathering Systems, Inc. (the "Corporation"), a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the "DGCL"), DOES HEREBY CERTIFY:

    FIRST, that the board of directors and shareholders of the Corporation, in accordance with the provisions of the DGCL, duly adopted a resolution setting forth the proposed amendment to its Restated Certificate of Incorporation (the "Amendment") of said Corporation, declaring said Amendment to be desirable, advisable, and in the best interest of the Corporation. The resolution setting forth the proposed Amendment is as follows:

         NOW, THEREFORE, BE IT RESOLVED, that Article I of the Restated Certificate of Incorporation of the Corporation be deleted and amended in its entirety to read as follows:

         FIRST.  The name of the corporation is Gateway Energy Corporation.

    SECOND, that said Amendment was duly adopted in accordance with the provisions of Section 242 of the DGCL.

    IN WITNESS WHEREOF, Gateway Gathering Systems, Inc. has caused this Certificate of Amendment to be signed by Larry J. Horbach, its President, and attested by Roger E. Pfeifer, its Assistant Secretary, this 28th day of July, 1995.

                             GATEWAY GATHERING SYSTEMS, INC.


                             By:  /s/ Larry J. Horbach
                                -------------------------------------
                                  Larry J. Horbach, President


ATTEST:


/s/ Roger E. Pfeifer
------------------------------
Roger E. Pfeifer, Assistant Secretary